Exhibit 4.26

Hangzhou Snow Wolf Software Co., Ltd

and

Shanghai Giant Network Technology Co., Ltd

signed

ONLINE GAME SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

Shanghai, China

ONLINE GAME SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

This Online Game Software Distribution and License Agreement (the “Agreement”) is entered into on August 13, 2009 (the “Effective Date”) in Shanghai, China, by and between the following two parties:

Party A: Hangzhou Snow Wolf Software Co., Ltd

Address:

Party B: Shanghai Giant Network Technology Co., Ltd

Address: Room 708, Building No.29, 396 Guilin Road, Xuhui District, Shanghai 200233, the People’s Republic of China

RECITALS

WHEREAS,

(1)	Party A is in the business of developing and distributing different kinds of network games (including multiplayer online games);

(2)	Party B is in the business of operating and distributing online games;

(3)	Party A agrees to distribute software to Party B and grant Party B: (i) a license to issue and distribute online games described in Exhibit A in the People’s Republic of China; and (ii) the right to operate, manage the game servers and collecting fees from users.

NOW, THEREFORE, in consideration of the foregoing and mutual covenants, Party A and Party B agree as follows:

1	DEFINITIONS

Unless otherwise defined in the context, the following terms in this Agreement shall have the meanings assigned to them as follows:

1.1	“Business Day(s)” shall mean any day other than Saturday, Sunday or a legal holiday in the People’s Republic of China.

1.2	“User-end Software” shall mean the software distributed, provided and issued to users, and then installed in the users’ personal computers.

1.3	“Service-end Software” refers to system software and all databases (including content and records of the databases) in the services connected to the network.

1.4	“Game Software” shall mean network games listed in Exhibit A and also includes game patches (upgrades to functions or maps) if mentioned in this Agreement. This game software can connect to a network’s Service-end Software after installing User-end Software, allowing for one user to play the game together with other users.

1.5	“Gross Consumption of Game Points” for the purpose of this Agreement, refers to the game points exchanged from the platform to the licensed game account under this Agreement. The gross consumption of game points include but not limited to the game point cards sold by Party B and its agencies, the game points purchased online and the game points or game point cards used for testing and gifts.

2	LICENSE GRANT

2.1	Party A hereby grants an exclusive license to Party B to publish and distribute the Game Software and the ancillary products in the Territory under this Agreement.

2.2	Under the terms of this Agreement, Party B shall issue and distribute the Game Software and ancillary products in the Territory and use best efforts to protect Party A’s rights in the Territory. Party B shall appropriately mark and not hide or delete any notices or other signs (including but not limited to patent details or notices, trademarks or copyright designs relating to games owned by Party A or third party) designated by Party A or incidental in the games.

2.3	If Party A intends to launch a new game in the Territory, it shall grant Party B a right of first refusal to negotiate and execute an exclusive agreement for any new game software.

3	DELIVERY

Party A shall deliver to Party B the Game Software and related materials within 30 Business Days from the Effective Date, including, but not limited to, Game Software code, pictures, technical manuals and other materials and tools necessary for using the Game Software in the Territory.

4	OWNERSHIP AND INTELLECTUAL PROPERITY RIGHTS

4.1	Party A hereby represents and warrants that it has complete copyrights to the Game Software, User-end Software and Service-end Software and the rights granted as well as the right to license them to Party B. These rights are all its rights as owner of the software, and do not infringe on the rights of others.

4.2	Party A agrees that all data and data documents (including but not limited to user data, records in the database and stored data, connection log, fee log, chats records and any relevant data) arising from the services’ operation in the Territory, any relevant documents, and all present and future Intellectual Property Rights belong to Party B. Party B shall have the exclusive right to protection thereof.

5	ROYALTY FEE

The royalty fee shall be paid by Party B to Party A as follows:

5.1	Party A shall pay royalty fee to Party B on a monthly basis. The software royalty fee shall be paid in RMB.

5.2	The computing formula of the Royalty Fee shall be as follows:

Gross Consumption of Game Points*85% (deducting discounts on game point cards and channel costs)*94.5% (deducting business tax) *24% (royalty percentage)

5.3

Within the first fifteen days of the next month, Party B shall provide to Party A a report about the sales revenue of the Game Software in the previous month. Party B shall pay the royalty fee for the previous month before the 30th day of each month, after Party A confirms its report on the sales revenues. Party A shall provide to Party B an appropriate receipt within 15 days after such payment. If the parties have disputes on the sales revenue of the Game Software in the previous month, Party B shall pay the royalty fee in accordance with the lower amount that is recognized by both parties, within 15 days of the review notice by Party A. The difference in amount shall be resolved by negotiations between the parties. The expenses in connection with the dispute resolution shall be borne by the party that is identified to have error in judgment or operation.

5.4	Party B shall pay an addition one million RMB to Party B within 10 Business Days of the formal beginning of Open Beta Test of the software. Provided that the peak concurrent users reaches 0.2 million, 0.3 million and 0.4 million for 30 consecutive days, Party B shall pay to Party A 1 million RMB, 1 million RMB and 2 million RMB respectively and agree to award these amount to the core team of Party A.

5.5	Provided that the consumed game points shall be returned to the users for any reason, the obligations borne by the parties are as follows:

Party A bears: The amount of returned game points *85%*94.5%*24%; Party B bears the rest.

6	TECHNICAL MAINTENANCE AND SUPPORT SERVICES

6.1	If Party B needs to modify, upgrade or further develop the Game Software according to operation feedback or needs, Party A shall actively cooperate.

7	MODIFICATION AND TERMINATION

Neither party shall not modify or terminate the Agreement unless the parties agree mutually and in writing.

8	RESULT OF TERMINATION

Unless otherwise agreed upon by the parties, after termination of this Agreement in any event, no termination shall affect the interests that have been acquired, and Party B shall continue to pay the license fee already accrued.

9	FAULT

9.1	Any of the following shall be deemed a fault: (i) A Party hereto materially breaches its contract with a third party and thus causes material damage to such third party, and the situation remains unchanged for 60 days; (ii) A Party will go bankrupt.

9.2	In the occurrence of a fault defined above, the Party without fault may terminate this Agreement by written notice to the Party at fault. This remedy is in addition to other remedies under this Agreement and is not the only remedy available to the Party without fault.

10	CONFIDENTIAL

10.1	The parties agree that, without a prior written notice to the other, they will not use for their own benefit or disclose to any third party any provisions of this Agreement or any extension, expansion or termination of this Agreement, or any confidential information of the other Party. For the purpose of this Agreement, Confidential Information means all information relating to the business of Party A or Party B, including but not limited to unreleased information regarding the Game Software, related technology and specific application, arrangements with any individual or entity, source of producing, and financial information of Party A or Party B.

10.2	After termination of this Agreement for whatever reason, each of the parties shall return to the other all Confidential Information, including but not limited to handbooks, correspondence, notebooks, reports, advertising language, promoting materials, and other materials relating to the other Party and owned, controlled or kept by the other Party (including copies thereof). This provision shall survive the termination of this Agreement.

11	INDEMNIFICATION

11.1	Under the following circumstances, Party B shall indemnify Party A and its agents, employees, directors, personnel and shareholders against any harm inflicted by third parties:

(i)	Party B breaches this Agreement;

(ii)	Agents or employees of Party B act in bad faith.

11.2	Under the following circumstances, Party A shall indemnify Party B and its agents, employees, directors, personnel and shareholders against any harm inflicted by third parties:

(i)	Party A breaches this Agreement;

(ii)	Agents or employees of Party A act in bad faith.

11.3	The procedures for protection are as follows:

(i)	The Party seeking protection serves notice on the other for protection;

(ii)	The other Party provides such protection after receiving the notice;

(iii)	The Party seeking protection initiates a legal proceeding for protection, and the other Party provides the protection requested after such legal proceeding is over.

12	LIABILITY EXEMPTION

Neither Party shall be excused from liability for the other Party’s loss resulting from its negligence or breach.

13	COSTS AND EXPENSES

Unless otherwise stated herein, each Party hereto agrees to assume the costs it incurs in connection with its obligations and duties hereunder in accordance with this Agreement.

14	RELATIONSHIP BETWEEN THE PARTIES

Party A and Party B are independent entities at any and all times, and this Agreement shall not be deemed to have built between them an agency or other relationship.

15	TRANSFER

Party A allows Party B to transfer the following rights to third party: (i) license to publish and distribute the game software listed under Exhibit A; (ii) right to provide operating and maintaining service for game servers, and right to charge end users.

16	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of People’s Republic of China.

17	SETTLEMENT OF DISPUTES

If any dispute shall arise in connection with this Agreement, the parties may solve the disputes by good faith negotiations. If the dispute cannot be resolved through good faith negotiations, either party may submit the dispute to be resolved by the People’s Court at the location of Party B.

18	NOTICE

Notices and other communications hereunder shall be in writing and shall be sent by any of the following means at the discretion of the sender: (a) personal delivery; (b) registered mail; (c) express mail services, (d) fax, with a confirmation slip, or (e) e-mail, with a confirmation message. In the absence of any evidence to the contrary, notices and other documents shall be deemed to have been given when (x) signed by the addressee or the delivery person; (y) five days after delivery to the mail services, (z) the day of transmission for emailed or faxed documents. Neither Party shall change its mailing address without serving a five-day prior notice on the other.

19	CAPTIONS

Captions and chapters are for convenience of reference only and shall not affect the contents of this Agreement or interpretation thereof.

20	SUPPLEMENTARY DOCUMENTS

Supplementary documents signed by the parties after further negotiation shall be of the same legal effect as this Agreement.

21	VALIDITY

In the event that some provisions of this Agreement are unenforceable or invalid, the parties shall amend such provisions after consultation and make this Agreement valid and enforceable. If the amended provisions fail to make this Agreement valid and enforceable, the parties shall enter into another valid and enforceable agreement with respect to the matters hereunder to guarantee the valid enforcement of the agreement.

22	WAIVERS

At any time, failure on the part of either party to exercise its rights hereunder shall not constitute a waiver of such right.

23	ENTIRE AGREEMENT

This Agreement revokes and supersedes all prior documents arising from negotiations and communications between the parties and is intended as a final entire agreement of the Game Software license for the game listed on Exhibit A.

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IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives on the date first set forth above.

PARTY A: HANGZHOU SNOW WOLF SOFTWARE CO., LTD. Representative: QIN, Yu

PARTY B: SHANGHAI GIANT NETWORK TECHNOLOGY CO., LTD. Representative: LIU, Wei

Exhibit A

Online Games

XT Online.